UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/02/2013

GEOSPACE TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  001-13601

DE	76-0447780
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

7007 Pinemont Drive, Houston, TX 77040
(Address of principal executive offices, including zip code)

(713) 986-4444
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition

On May 2, 2013, the Geospace Technologies Corporation (the "Company") issued a press release regarding its operating results for the second fiscal quarter of 2013. The press release is attached as Exhibit 99.1. The foregoing description of the press release is qualified by reference to such exhibit.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 2, 2013, the Board of Directors (the "Board") of the Company appointed Mr. Richard F. Miles to fill a vacancy on the Board pursuant to the bylaws of the Company. Mr. Miles was not appointed to any committees at the time of his appointment to the Board.

Mr. Miles was previously the Chief Executive Officer and a member of the Board of Directors of Geokinetics Inc. ("Geokinetics"), a customer of the Company. On November 8, 2012, Mr. Miles retired from his positions with Geokinetics. Between October 1, 2011 and the date of Mr. Miles' retirement from Geokinetics, the Company sold an aggregate amount of $3.8 million of equipment to Geokinetics in 139 separate transactions, and the Company rented equipment to Geokinetics in 7 separate transactions with an aggregate rental fee of $7.1 million. The transactions were on terms similar to those that the Company would provide to customers of Geokinetics' size. During this period, Geokinetics was not indebted to the Company except for payment terms generally provided to customers of the Company relating to Geokinetics' purchases of equipment.

As a director, Mr. Miles is eligible to receive compensation in the amount of $85,000 annually.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1 Press Release dated May 2, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOSPACE TECHNOLOGIES CORPORATION

Date: May 03, 2013	By:	/s/ Thomas T. McEntire
Thomas T. McEntire
Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	2nd Quarter Earnings Press Release